EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the 2004 Employee Stock Option Plan of American Capital Strategies, Ltd. of our reports dated March 14, 2005 with respect to the consolidated financial statements of American Capital Strategies, Ltd., American Capital Strategies, Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Capital Strategies, Ltd., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004, and the related financial statement schedule of American Capital Strategies, Ltd. included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

April 26, 2005

McLean, Virginia